EXHIBIT 99.1
2013 4th Quarter and Full Year Earnings Webcast Presentation
January 23, 2014 1:00 P.M (EST)	- Prepared Remarks/Q&A Text

Scott V. Fainor; National Penn Bancshares, Inc.; President & CEO
Michael J. Hughes; National Penn Bancshares, Inc.; SEVP & CFO
Sandra L. Bodnyk; National Penn Bancshares, Inc.; SEVP & Chief Risk Officer
David B. Kennedy; National Penn Bancshares, Inc.; SEVP & Chief Banking Officer

MANAGEMENT DISCUSSION SECTION

Operator: Good day, everyone, and welcome to National Penn Bancshares’ fourth quarter and full year 2013 earnings conference call and webcast. Please note that this call is being recorded. All callers will be in a listen-only mode during the prepared remarks. At the end of the prepared remarks, there will be a live question-and-answer session with analysts.

This call and the accompanying presentation slides located on National Penn’s Investor Relations website at www.nationalpennbancshares.com will be archived on the site following this call. A transcript of today’s call and the slides will also be furnished on SEC Form 8-K. National Penn’s earnings release was posted earlier today to National Penn’s Investor Relations website and will also be furnished following this call to the SEC on Form 8-K. This presentation may contain forward-looking information that is intended to be covered by the Safe Harbor provided by the Private Securities Litigation Reform Act of 1995. Please take a moment to review the Safe Harbor slide of the presentation.

It is now my pleasure to turn the conference over to National Penn’s President and CEO, Scott Fainor. Please go ahead, sir.

Scott V. Fainor, President and Chief Executive Officer:
Scott Fainor:    Thank you for joining our fourth quarter and full year 2013 earnings webcast conference call today. I am joined by Mike Hughes, our Chief Financial Officer; Sandy Bodnyk, our Chief Risk Officer; and Dave Kennedy, our Chief Banking Officer.

Slide number three in our presentation outlines some of the highlights of our fourth quarter and full year 2013 results. National Penn reported another solid, consistent quarter of financial performance as we delivered quarterly adjusted net income of $0.17 per share and a strong 1.19% return on assets. We remain very pleased with these quarterly results and the positive momentum that has been building throughout all of National Penn.

We’ve been stating in previous quarters that our number one priority is quality loan growth. Loan growth did in fact materialize in the fourth quarter of 2013, as evidenced by our results. Both our commercial and consumer banking teams continue to work diligently to convert their pipelines to closed business as we enter 2014.

I remain encouraged and optimistic with the regional economy in Pennsylvania and the confidence building in our customers as they start to make their future investments. The strategic initiatives that we have in place to grow loans and fee income in 2014 will continue to be executed upon just as they were in 2013, with a full focus and sense of urgency that you have all come to know of us here at National Penn. I would be remiss if I didn’t once again talk about our strong asset quality, as I have done in previous quarters, and this quarter is no different. The story about asset quality continues at National Penn.

Based on the strength of our balance sheet and the solid financial performance for the quarter, National Penn once again declared a first quarter 2014 cash dividend of $0.10 per share.

I’m now going to turn the presentation over to Mike Hughes. Mike?

Michael J. Hughes, SEVP and Chief Financial Officer:

Mike Hughes: Thanks, Scott. I’ll start on slide four and some of the numbers Scott mentioned, $0.17 in the quarter earnings per share, and then you can see the strong ROA [return on assets]. If you look at that slide, I think you’d take away consistency at a high level as the ROA of 1.18% for the year compares to the peer group average of about 92 basis points.

Looking at slide five and the details of the restructuring charge, we are going to close nine branches, probably early second quarter [2014] by the time we get the regulatory notifications. That’s about $130 million in deposits in the aggregate. Four of those branches are supermarket locations and five of the nine are relatively close, within two miles of existing Nat Penn locations. The others are underperformers that are not accretive to the franchise.

You can see we’ll displace about 112 positions. Those positions include the branches being closed and a reduction in staff in existing branches. This has a payback of about one year as the savings and the restructuring charge offset. We do anticipate that in ‘14, we’ll realize about 75% of those savings as the branches are closed over time.

Looking at slide six, the margin for the year of 3.51% was consistent with our guidance in the 3.50% range. As we look forward to 2014, we anticipate some modest compression and believe our margin will be in the 3.45% range. The fourth quarter, you can see is at 3.51%, and benefitted from the prepayment of a loan which was carried at a discount. Exclusive of the prepayment, the margin would have contracted modestly.

On slide seven, to Scott’s earlier comments, we had a good quarter as it relates to loan growth with commercial loans growing at an annualized rate of about 5%. You can see on the upper right, mortgage balances were relatively constant as prepayment speeds slowed and we portfolioed comparable amounts of originations. Our guidance as it relates to the margin is predicated on low single-digit loan growth in 2014. We think 2014 will benefit from new originations, but also a reduction in refinance and repayment activity.

Turning to slide eight, as you know, last quarter we had a large municipal deposit that had a favorable arbitrage to the Federal Home Loan borrowings that we anticipated would move out, and it did. We also had some seasonality in some other deposit accounts. So, when you look at the second to the fourth quarter, funding was relatively comparable, a mix of deposits and Federal Home Loan Bank advances.

On slide nine is our asset quality. Classified assets declined 12% in the quarter, 27% year-over-year, and net charge-offs were comparable on a quarterly basis. On the bottom of the slide, you can see that reserve levels relative to the peers, as well as the level of nonperforming loans, compare very favorably.

Other income on slide 10 was comparable year-over-year. We had a good year in wealth management, offset by a decline as you might suspect in mortgage banking as refinance activity declined and swap income, to a lesser extent, that also was rate-driven.

In the quarter, we had some decline in wealth management due to the brokerage business, and based upon the reduction in refinance activity saw mortgage banking decline as well. For 2014, we expect modest growth rates, mitigated somewhat by the mortgage banking anticipated reductions.

Looking at slide 11, operating expenses on the right-hand side of that slide, were $211 million in ‘13 versus $210.3 million [in 2012], virtually flat year-over-year. If you look at National Penn over the last four years that is the same trend with operating expenses relatively flat; and considering the benefit of the restructuring charge and the related reduction in expense, offset by inflationary pressures such as health care, PA shares tax and general merit increases, our goal is to keep operating expenses relatively flat in 2014. The quarter expenses were down, benefitting from the related reduction in compensation or commission expense in mortgage and brokerage, as well as normal year-end adjustments.

On slide 12, a look at capital ratios. When you look at total risk-based capital year-over-year, that reduction primarily is a result of the redemption of the retail trust preferreds in the first quarter [2013], but looking at that whole slide, it gives an indication of the strength of the balance sheet, the amount of capital and the arguably excess capital. We remain focused on M&A [mergers and acquisition]. As you know, we announced a stock repurchase plan in December of last year. Our hope and goal is to execute on that throughout the year.

With that, I’ll turn it back to Scott.

Scott V. Fainor, President and Chief Executive Officer:
Scott Fainor:    Thank you, Mike. In summary, we continue to stay focused on building long-term shareholder value, and slide 13 outlines some of our thoughts about National Penn. Consistent performance at a relatively high level, as evidenced by our 1.19% return on assets for the fourth quarter; our ongoing consistent management of the net interest margin; the continuing focus on quality loan growth, which has started to materialize as both Mike and I have stated in our earlier comments today. As we stay laser-focused on loan growth, we are just as committed to growing revenue in our fee income businesses.

We need to keep this fourth quarter positive momentum going right into 2014, and I know we will. As I stated in my earlier remarks, I remain encouraged and optimistic in our region, in Pennsylvania’s economy, and the confidence that is building within the customers that I have visited with, and from the communications coming back from all of our officers across our footprint. Once again, strong asset quality metrics as evidenced by our trends, and the continuing discipline that we have at National Penn on expense management as evidenced by our initiatives announced in December of ‘13 and discussed in detail by Mike in his earlier comments.

Organic growth and capital management, which includes our announced share buyback and our merger and acquisition strategy that we have talked about for a number of quarters, continue to be key strategic initiatives throughout 2014. We have set the tone here at National Penn. We have a sense of urgency and accountability throughout the entire National Penn team.

Finally, I would like to comment on our corporate relocation plan that we’ve been keeping all of you up-to-date on. Substantial progress has been made, and we will have 100% of the employees moving into our new Reading Area Business Center this weekend that were scheduled to move into that building. The move to our new headquarters in Allentown is on schedule and will take place this spring. We believe new opportunities will exist by moving into this new location, and the excitement is building among our employees who are going to be working together in these buildings and also customers that are going to join National Penn in the future.

I want to now open up the line for questions.

QUESTION AND ANSWER SECTION

Operator: [Operator instructions]. We’ll take our first question from Bob Ramsey [FBR]. Go ahead. Your line is open.

Bob Ramsey:    I might have missed it. I know you gave some guidance for 2014, but did you talk about expenses? Obviously, I know you highlighted the cost savings that are coming out of the branch transaction. I was just as curious if you had given sort of high-level expense guidance for 2014.

Mike Hughes: Our goal is to keep expenses relatively flat to the current level. With the benefit provided by the restructuring, offset by some general inflationary costs such as health care, our goal is to keep them relatively flat.

Bob Ramsey:    Okay. That would be relatively flat to the fourth-quarter level, excluding the one-time charge, is that right?

Mike Hughes: I would say we are in the $53 million-range on a quarterly basis.

Bob Ramsey:    Okay, got it. Then capital obviously still remains very strong. I know you mentioned the repurchase authorization and that your hope is to execute on that this year. Does that mean that the hope is to execute on that in full or do you just mean to chip away at it?

Mike Hughes: We will be opportunistic. We will see what presents itself. Generally, I’d say throughout the year, we’d like to execute.

Bob Ramsey:    Very good. Well, with that, I’ll hop back out. Thank you.

Operator: We’ll take our next question from Casey Haire [Jefferies]. Go ahead. Your line is open.

Casey Haire:    So, following up on the fees, coming off a rough quarter it sounds like there is a little bit more downside on mortgage banking. But, I would suspect, given your guidance that fees are up in 2014, if I heard you correctly, that you’re expecting some pretty decent rebounds in your other lines. Is that accurate?

Mike Hughes: When you look at the quarter, there were two real items that drove that. The reduction in mortgage banking of about $700 [thousand], and then we had - as you know historically, we’ve had the benefit of an investment in a mezzanine investment fund that we recognize as the underlying investments are harvested. We had one of them in the third quarter and didn’t have one, and we didn’t anticipate one, in the fourth quarter. So I think that run rate, when you go back and look at that over time, is in that $23 to $24 million-range, but some variability based upon rate environment, i.e., mortgage banking and some other issues.

Scott Fainor:    On the wealth side, in brokerage, there is some seasonality in the fourth quarter, but overall the team is very focused and we had an overall strong year in our brokerage and in our other wealth businesses. So there is some seasonality, but I would not say that it was a rough quarter from that perspective. I would say that overall for the year, it was strong.

Casey Haire:    Got you. Okay. Then just switching to NIM [net interest margin], the 3.45% guide, if I heard you correctly, what kind of loan pricing pressure does that contemplate? As well as I saw the FHLB advances were up. What’s the term and rate on those, as well as your willingness to increase that source of funding?

Mike Hughes: I’d say generally that loan pricing, although competitive has been relatively constant for us over the last several quarters, and the real driver of that margin at 3.45% is the low single-digit loan growth across the board. I’d say that’s the big driver. You are going to get some benefit from Federal Home Loan Bank re-pricing. We may get some incremental benefit from deposit pricing, but really, the driver of that margin is the loan growth.

Scott Fainor:    Remember, as we talked about, in the third quarter we had the very large municipal deposit come in which reduced the Federal Home Loan Bank borrowings. That was a good trade for us and we took care of a good customer. At the same time that deposit, as scheduled, left the bank and then was replaced with Federal Home Loan Bank borrowings. I just want to be clear on that.

Mike Hughes: Right, and then obviously because it was short term in nature and the arbitrage, or the difference to Federal Home Loan wasn’t significant, that really, I don’t think, would move the margin.

Casey Haire:    Understood, okay. Then just last one, I guess, on capital. Can you give us an update in terms of chatter levels in your footprint, as well as a lot of - we’ve seen a lot of M&A activity on the smaller side of bank targets. I know you guys are looking a little bit bigger, but is there any thought to maybe moving a little bit more downstream just to get things going on the M&A front?

Scott Fainor:    I would say that we’re continuing to have more conversations. I would also say that our focus continues to be that $500 million asset size bank and larger. We’re looking in footprint and contiguous county/state. Our focus has always been to continue to have the conversations and look for the opportunities. We believe it would be a good thing to participate in the consolidation of the industry.

Mike Hughes: I’d say generally, we’re going to stick with that level of $500 million or greater and probably not drop down.

Casey Haire:    Okay, thank you.

Scott Fainor:    Thanks, Casey.

Operator: We’ll take our next question from Frank Schiraldi [Sandler O’Neill]. Go ahead. Your line is open.

Frank Schiraldi: Just a couple of questions. First, to follow up on the margin and the muni deposit, how large was that short-term municipal deposit, because deposits obviously were down pretty significantly end of period sequentially?

Mike Hughes: You’d see two things, Frank, as it relates to deposit decline. You have normal seasonal decline in municipal deposits, and that was probably half that decline. The other half was the larger deposit account.

Frank Schiraldi: Okay. Looking at average balances, it seemed like that the - there could be that - either the short-term muni deposit or the seasonal deposits might have flowed out sort of late in the quarter?

Mike Hughes: That is correct.

Frank Schiraldi: Okay. So should we sort of assume in terms of the margin - you mentioned that the prepayment on the loan and then you got sort of this movement quarter-over-quarter, at least, on an average basis back to the FHLB borrowings - that we should maybe tick down to that or step down to that 3.45% level pretty quickly and then that might be sort of a flattish from there for the rest of the year?

Mike Hughes: I think, Frank, maybe we’re just not that good, but we’re saying 3.45% for the year.

Frank Schiraldi: Okay. That would certainly move the needle. Maybe the short-term deposit doesn’t move the needle, but if you throw on the seasonality of the muni book, that should move the needle on the margin, I would think.

Mike Hughes: The muni book, I don’t think materially would move that margin. Your earlier comment about the prepaid loan, that will move it a little bit.

Scott Fainor:    I just want to be clear on my comment that I made based on Casey’s [Haire] question in his last comment. I was only commenting because he said the Federal Home Loan Bank borrowings had increased, and the reason they increased was because the muni deposit was reduced. That was my only point.

Frank Schiraldi: Right. Okay.

Scott Fainor:     Our focus on checking accounts and our focus on low cost core deposits will continue in ‘14. Our plan is, within the next couple of weeks, we’re going to be launching a brand-new relationship checking account for consumers. We’re also pushing small business. We’ve had an ongoing five-year focus on growing those checking and low-cost core deposits. We’re not moving off of that at all.

Frank Schiraldi: Okay. Then just finally, on the expenses, you mentioned you’re going to try to hold expenses flat again. And you have mentioned in the past certainly that you have the infrastructure in place to be a $10-billion asset institution. I was wondering on your thoughts on -- has that bogie changed over the last year? It seems like in some other banks I’ve seen, they certainly talk about - that are already over $10 billion, have been for a while, that there is a need to build infrastructure now. So I am just wondering if there may be, in your opinion, that sort of a moving bogie and infrastructure costs may have to increase a bit to get over that hurdle, whenever you do.

Mike Hughes: I think both of your points are fair, Frank. We’ve invested a lot in the infrastructure. I also think if you go over $10 billion, there is incremental cost. I couldn’t quantify it right now, but your point’s fair, over $10 billion there would be some more incremental cost.

Frank Schiraldi: Okay. Alright, great. Thanks, Scott.

Operator: We’ll take the next question from Damon DelMonte [KBW]. Go ahead. Your line is open.

Damon DelMonte: My first question just relates to the loan growth outlook. You guys mentioned low single-digit expectation for this year. Could you talk a little bit about which segments you’re expecting this in? I know this quarter, you had good CRE [commercial real estate] growth and pretty decent C&I [commercial and industrial] growth as well. Do you expect that to be in those categories?

Scott Fainor:    Our focus is to continue to convert our pipelines to close business in all business segments. We will stay focused on our consumer businesses, they’re very good to us and we like those loans, but we’re going to continue to look for more growth in our commercial C&I and commercial real estate loan production business.

Damon DelMonte: Okay, great. Then, Mike, just in regard to the margin again, the pre-payment impact for this quarter, what was that on a basis point?

Mike Hughes: About five.

Damon DelMonte: Five basis points, okay. Then credit, obviously, continues to be pristine here. How should we think about the provision going forward? You guys are very, very adequately reserved, over 180 basis points of loans. Where can we see that trending towards and how do we look at the provision level for the upcoming quarters?

Mike Hughes: Damon, when you look at it right now, $1 million, $1.250 million, $1.5 million quarter-over-quarter and asset quality, as you say, has gotten appreciably better, coverages are good. I think what’s going to drive that provision is when we talk about net charge-off level of classifieds and loan growth. Probably in ’14 [2014], what drives that more than anything is loan growth.

Damon DelMonte: Okay, so to the extent that loan growth’s better than you expected, you’re going to have to add a little bit additional to the provision.

Mike Hughes: I would think loan growth triggers incremental provision, yes.

Damon DelMonte: Okay. Then my last question, just to circle back on the buyback, I mean, with where the shares are trading now, in a range of, call it 180 to 190 of tangible book value, how practical is it for you guys to be buying back stock? What’s the compelling argument to buy back at such a rich price?

Mike Hughes: I think we just have to be opportunistic here. We’re not indicating that we’re going out and buying back big here, but if you had a block present itself, we’d look at it. We’d be, as we have been in the past, disciplined and thoughtful on how we approach it.

Scott Fainor: You have to be disciplined, opportunistic, and as Mike said, we have to look at each opportunity as it presents itself.

Damon DelMonte: Got you. That makes sense. Okay, that’s all that I had. Thank you very much.

Operator: We’ll take our next question from Christopher Marinac [FIG Partners]. Go ahead. Your line is open.

Christopher Marinac: Guys, good afternoon. Scott and Michael, I was curious if you can give us more color on, I guess, the loan pipeline and to what extent seasonality is at all a factor this quarter and then if there’s a base sort of growth level that we should expect as minimums this year.

Scott Fainor:    There always is seasonality in loan growth. Sometimes, more of the seasonality occurs on the consumer businesses. From our standpoint, we had so much focus for multiple quarters now on building our pipelines and having it convert to good quality loan business in both our commercial portfolios and in consumer, especially commercial as I stated earlier.

Regarding the state of the economy in Central and Eastern Pennsylvania, I’m optimistic in what I see with regard to some slower levels of growth that are now evident. When I’m out on calls with bankers and/or in the field with customers, they’re continuing to say that they’re more confident. So, as this stability is taking place, we’re looking to capitalize on closing and converting more of our pipelines and closing business in ‘14.

Christopher Marinac: Okay. Are you seeing any change in the utilization of some of your C&I lines; have you noticed that at all?

Scott Fainor:    Lines have been flat and that’s across the board. That can provide an opportunity, but we’re not seeing it at this point.

Christopher Marinac: Okay, very good.

Scott Fainor:    There’s still a lot of cash on our customers’ balance sheets, but it’s finally starting to materialize into investments that those customers are starting to make within their businesses.

Christopher Marinac: Okay, good. Then the last one, I’m not sure if Mike had mentioned this earlier, but are pay-downs from existing borrowers, that largely behind you, or will that still be an issue that you face?

Mike Hughes: I think we’ll still have some, but we’re hopeful that the rate of paydown slows. When you look at the classifieds being down, our asset quality is pretty good right now. So we have more credits on a classified basis that we’re trying to rehabilitate and keep rather than exit. I think that’s a function of just the improving economy and the fact that if you look at 2013, some of our largest problem credits we were successful in resolving.

Christopher Marinac: Great, guys. Thank you so much. I appreciate it.

Operator: We’ll go next to Matthew Kelley [Sterne Agee]. Go ahead. Your line is open.

Matthew Kelley: Yes, hi guys. The actual period pipeline compared to September 30th, how does that compare for commercial loans?

Scott Fainor:    We’ve not come forward with a number on the pipelines. What I can say is the pipeline from the end of ‘13 to the end of ‘12 and against the end of the third quarter [2013] was up.

Matthew Kelley: Okay, got you. Then in your service charges on deposits, and trying to recapture some of that lost income that the industry has experienced over the last couple of years, any changes to your pricing structures or pricing programs to kind of recapture some of that lost income over time? How much of your service charges comes from overdraft and what’s happening with that?

Scott Fainor:    Let me answer the first part of your question. First of all, once the Durbin Amendment and Reg E were put into place several years back that had an impact downward on fee income, we immediately started to analyze all products and services around the value that they provide to customers and the contribution that they provide to the bottom line and we started making adjustments.

Where those adjustments come from is we’re trying to cross-sell more of our electronic banking products, more of our mobile banking products, into our relationship checking products. That way, we can increase profitability per customer and we can increase profitability per each product used within that relationship. So there will be some offset. But it’s just that it takes a longer period of time to grow the fee income versus how fast it was lost. Now going to the second part of the question…

Mike Hughes: I would say probably about two-thirds of our service charge income is driven through overdraft fees.

Matthew Kelley: Okay, got it. Then Scott, on the M&A question, how would you size up the environment right now from banks that are for sale, investment bankers showing you books, conversations? How is that going today versus when we spoke in the summer and fall?

Scott Fainor:    Slightly more today than a quarter ago and than a quarter before that.

Matthew Kelley: Okay, got you. That’s all. Thank you.

Operator: We’ll take our next question from David Darst [Guggenheim]. Please go ahead.

David Darst:    Hi. Good morning. I think you covered everything. I thought I’d gotten out of the queue.

Scott Fainor:    David, thank you very much.

Operator: We’ll go next to Blair Brantley [BB&T]. Please go ahead.

Blair Brantley: Good afternoon, everyone.

Scott Fainor:    Hello, Blair.

Blair Brantley: A question for you. With the growth in loans this quarter, how much of that was from increased production versus lower paydowns or was it a combination or…?

Scott Fainor:    I would say it was a combination and probably more driven by increased production.

Blair Brantley: Okay. Then in terms of pricing, it looks like loan yields held in there pretty well. Is that a trend that you’re kind of seeing right now with the new production versus what’s coming off?

Mike Hughes: Yes, although it’s competitive, I think our new issue rate on average is relatively comparable quarter-over-quarter.

Blair Brantley: Okay. I just noticed something within the asset quality section. It looks like there was a jump in construction non-accruals. Anything specific going on there? Is that just one credit or…?

Mike Hughes: That is one credit. As I said earlier, we resolved some of our bigger credits that had been more legacy credits on the C&I side. We did have one credit move to non-performer from the commercial real estate side. You are correct.

Blair Brantley: Okay. That’s it. Thank you, guys.

Operator: It appears we have no further questions at this time. I’ll now hand the call back to Mr. Fainor for any closing remarks.

Scott V. Fainor, President and Chief Executive Officer:

Scott Fainor:    Good. We appreciate everyone joining us today on the fourth quarter and year-end ‘13 webcast conference call. We’re very pleased at National Penn with the results that we were able to share with you for the fourth quarter and all of 2013. We have positive momentum as we enter into 2014. I just want to thank everyone for all of your questions. Everyone have a great week and a great weekend, and we look forward to speaking with you next quarter. Thank you all very much.

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